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Two New Studies Show Gallium-Containing Compounds Significantly Increase Bone Strength in Standard Models of Osteoporosis

BERKELEY HEIGHTS, NJ – January 12, 2010 - Genta Incorporated (OTCBB: GETA) today announced publication of two scientific studies that test the active ingredient in Genta’s program to develop orally available gallium-containing compounds and the Company’s marketed product, Ganite® (gallium nitrate for injection).  In these studies, a compound containing the active ingredient was tested in a widely accepted animal model of established osteoporosis.  The new data show that extended treatment with the active ingredient significantly increased bone volume and calcium content in animals with induced osteoporosis.  In addition, the increase in new bone formation was associated with a significant restoration of bone strength back to normal levels.

Previous studies have shown that extended in vivo treatment with low-dose gallium in normal animals was associated with increased bone content of calcium and phosphorous, a decrease in bone resorption, a possible increase in new bone formation, and no deleterious effects upon bone biomechanical strength.  Moreover, preliminary clinical studies in patients with bone involvement from myeloma, breast cancer, and other malignant diseases had shown biochemical evidence of decreased resorption and increased bone density.  Decreased bone resorption has also been reported in patients with advanced Paget’s disease, a metabolic bone disorder.  However, no studies have previously examined whether these effects could be replicated in osteoporosis, the most prevalent metabolic bone disease.

In the new studies, a model that simulates post-menopausal osteoporosis was used to induce bone loss.  The active ingredient was administered for 8 weeks in an inorganic form (similar to Ganite®) and also in an organic form (comparable to the Company’s orally available gallium-containing compounds).  Micro-CT scanning showed that treatment significantly increased both trabecular and cortical bone volume by 49% and 32%, respectively.  These findings were confirmed by histomorphometry.  Additional analysis revealed a significant increase in bone calcium content.  Since some drugs used for clinical treatment of osteoporosis (including certain bisphosphonates) are associated with a decrease in bone strength, biomechanical studies were performed in order to assess the quality of the newly formed bone.  These studies showed that bone from treated animals had been restored to levels that were both fully comparable to normal controls and significantly superior to untreated osteoporotic controls.

Together, these new data confirm that – in osteoporotic bone – gallium treatment is associated with significant increases in bone mineral content, bone volume, and new bone formation that is biomechanically normal – findings that had been previously described only in bone that was normal at baseline.  These data strongly suggest that gallium-containing compounds exert anti-resorptive and anabolic effects on bone metabolism, and that such compounds may be broadly useful for a wide spectrum of bone-losing disorders.

Abstracts of these reports can be accessed at the following links:
 http://www.ncbi.nlm.nih.gov/pubmed/19578822?itool=EntrezSystem2.PEntrez.Pubmed.Pubmed_ResultsPanel.Pubmed_RVDocSum&ordinalpos=2;
http://www.ncbi.nlm.nih.gov/pubmed/19652924?itool=EntrezSystem2.PEntrez.Pubmed.Pubmed_ResultsPanel.Pubmed_RVDocSum&ordinalpos=1.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  Genasense® is being developed as an agent that may enhance the effectiveness of current anticancer therapy.  The Company is currently collecting long-term followup data on durable response and overall survival from its recently completed randomized Phase 3 trial of Genasense® in patients with advanced melanoma.   The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite®, which have completed preliminary clinical trials, as a potential treatment for diseases associated with accelerated bone loss.  The Company is developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Genta intends to evaluate the clinical activity of tesetaxel in a range of human cancers.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, the Company’s ability to obtain sufficient financing to fund the AGENDA trial, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated
info@genta.com